Exhibit 99.1

Edgecast

A Business of College Parent L.P.

Audited Combined Financial Statements

As of December 31, 2021 (Successor) and December 31, 2020 (Predecessor)

And for the Period from September 1, 2021 to December 31, 2021 (Successor), Period from January 1, 2021 to August 31, 2021 (Predecessor), and year ended December 31, 2020 (Predecessor)

Unaudited Combined Financial Statements

For the year ended December 31, 2019 (Predecessor)

Report of Independent Auditors

To the Audit Committee of College Parent, L.P.

Opinion

We have audited the combined balance sheets of Edgecast (a Business of College Parent L.P.) (the Company) as of December 31, 2021 (Successor) and as of December 31, 2020 (Predecessor), the related combined statements of operations and comprehensive loss for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor) and the year ended December 31, 2020 (Predecessor), and the combined statements of changes in equity and cash flows for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor) and the year ended December 31, 2020 (Predecessor), and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 (Successor) and December 31, 2020 (Predecessor), and the results of its operations and its cash flows for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor) and the year ended December 31, 2020 (Predecessor), in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Other Matter

The accompanying combined statements of operations and comprehensive loss, cash flows and changes in equity for the year ended December 31, 2019 (Predecessor) were not audited, reviewed, or compiled by us, and, accordingly, we do not express an opinion or any other form of assurance on them.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Kansas City, Missouri

March 15, 2022

Edgecast

A Business of College Parent L.P.

Index to Combined Financial Statements

Page

Combined Statements of Operations and Comprehensive Loss for the Period from September 1, 2021 to December 31, 2021 (Successor), Period from January 1, 2021 to August 31, 2021 (Predecessor), and the years ended December 31, 2020 (Predecessor) and December 31, 2019 (Unaudited) (Predecessor)

F-2

Combined Balance Sheets as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor)	F-3

Combined Statements of Cash Flows for the Period from September  1, 2021 to December 31, 2021 (Successor), Period from January 1, 2021 to August 31, 2021 (Predecessor), and years ended December 31, 2020 (Predecessor) and December 31, 2019 (Unaudited) (Predecessor)

F-4

Combined Statements of Changes in Equity for the Period from September  1, 2021 to December 31, 2021 (Successor), Period from January 1, 2021 to August 31, 2021 (Predecessor), and years ended December 31, 2020 (Predecessor) and December 31, 2019 (Unaudited) (Predecessor)

F-5

Notes to Combined Financial Statements	F-6

Combined Statements of Operations and Comprehensive Loss of Edgecast a Business of College Parent L.P.

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Revenues
Service revenues	$82,454	$178,171	$243,756	$247,144
Related party revenues	21,006	41,791	61,056	51,634

Total Revenues	103,460	219,962	304,812	298,778

Operating Expenses
Cost of revenues (exclusive of depreciation and amortization shown below)	77,717	134,901	192,860	174,602
Related party cost of revenues (exclusive of depreciation and amortization shown below)	2,772	13,904	20,752	20,459
Selling, general and administrative expense	34,698	57,463	95,906	97,567
Related party selling, general and administrative expense	14,827	30,720	51,319	56,933
Depreciation and amortization expense	14,111	43,350	72,648	90,229
Impairments of long-lived assets	—	—	—	1,102

Total Operating Expenses	144,125	280,338	433,485	440,892

Operating Loss	(40,665)	(60,376)	(128,673)	(142,114)
Other income (expense), net	830	1,810	(2,490)	3,480
Related party other income, net	3,287	4,481	17,333	13,633
Related party interest (expense)	—	(3,992)	(8,823)	(13,572)

Loss Before Benefit (Provision) for Income Taxes	(36,548)	(58,077)	(122,653)	(138,573)
Benefit (provision) for income taxes	8,794	(3,464)	1,364	13,258

Net Loss	$(27,754)	$(61,541)	$(121,289)	$(125,315)

Foreign currency translation adjustments	(677)	(9,812)	6,970	355

Total Comprehensive Loss	$(28,431)	$(71,353)	$(114,319)	$(124,960)

See accompanying notes to combined financial statements

Combined Balance Sheets of Edgecast a Business of College Parent L.P.

(dollars in thousands)

	Successor	Predecessor
	As of December 31, 2021	As of December 31, 2020
Assets
Current assets
Cash	$7,784	$—
Accounts receivable:
Trade and other, net of credit losses	37,210	45,892
Affiliates	17,406	5,669
Affiliate loan receivable	50,778	733
Prepaid expenses and other current assets	38,659	29,950

Total current assets	151,837	82,244
Property, plant and equipment	139,723	554,221
Less accumulated depreciation	(11,139)	(407,152)

Total property, plant and equipment, net	128,584	147,069
Goodwill	60,919	—
Other intangible assets, net	49,111	11,301
Operating lease right-of-use assets	26,456	25,793
Deferred income taxes	40	1,554
Affiliate loan receivable, non-current	201,000	197,902
Other assets	163	1,575

Total Assets	$618,110	$467,438

Liabilities
Current liabilities
Accounts payable:
Trade and other	$32,579	$28,065
Affiliates	13,763	4,382
Affiliate loan payable	—	196,458
Accrued liabilities and other current liabilities	69,445	59,809
Current operating lease liabilities	11,907	13,144
Current deferred revenues	670	1,332
Total current liabilities	$128,364	$303,190

Deferred income taxes	15,941	1,637
Non-current operating lease liabilities	14,619	17,117
Other liabilities	6	15,548

Total Liabilities	$158,930	$337,492

Commitments and contingencies (Note 15)
Equity
Net parent investment	459,857	93,802
Accumulated other comprehensive income (loss)	(677)	36,144

Total Equity	459,180	129,946

Total Liabilities and Equity	$618,110	$467,438

See accompanying notes to combined financial statements

Combined Statements of Cash Flows of Edgecast a Business of College Parent L.P.

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Cash Flows from Operating Activities
Net loss	$(27,754)	$(61,541)	$(121,289)	$(125,315)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization expense	14,111	43,350	72,648	90,229
Impairments of long-lived assets	—	—	—	1,102
Deferred income taxes	(9,453)	2,834	(1,847)	(14,774)
Provision for doubtful accounts and credit losses	319	1,182	1,137	587
Stock-based compensation—equity classified awards	71	645	703	203
Changes in operating assets and liabilities
Accounts receivable trade and other	(528)	7,568	(6,279)	(5,552)
Prepaid expenses and other current assets	3,710	(1,649)	(4,289)	(3,847)
Accounts payable trade and other and accrued liabilities and other current liabilities	39,955	(23,175)	4,624	10,439
Accounts receivable/payable affiliates, net	(12,629)	15,388	(53,773)	3,699
Operating lease assets and liabilities	(94)	(1,060)	(1,076)	(1,486)
Other assets and other liabilities	(1,057)	(14,002)	12,123	(5,100)
Interest receivable/payable affiliates, net	(44,991)	(11,084)	22,012	10,842
Other operating activities, net	397	(2,388)	(4,190)	(2,645)

Net cash used in operating activities	(37,943)	(43,932)	(79,496)	(41,618)
Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(20,126)	(44,800)	(56,800)	(50,459)
Net cash proceeds from disposition of assets	3	810	197	2,858
Loans receivable from affiliates	(50,000)	—	47,601	(933)

Net cash used in investing activities	(70,123)	(43,990)	(9,002)	(48,534)
Cash Flows from Financing Activities
Loans payable to affiliates	—	(156,301)	(93,599)	—
Net transfers from Parent	115,850	244,223	84,716	169,964
Net cash provided by financing activities	115,850	87,922	(8,883)	169,964
Effect of exchange rate changes on cash	—	—	(3,866)	3,063
Increase (decrease) in cash	7,784	—	(101,247)	82,875
Cash, beginning of period	—	—	101,247	18,372

Cash, end of period	$7,784	$—	$—	$101,247
Supplemental cash flow information:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	7,564	197	6,248	4,081
Barter revenue	12,763	25,526	31,148	22,823
Barter expense	13,160	23,139	26,959	20,178
Cash paid for interest	44,244	2,192	597	87
Cash paid for operating leases	3,435	14,294	10,933	3,234
Non-cash investing activities:
Capital expenditures in accounts payable, trade and other liabilities	8,862	1,726	3,607	2,049

See accompanying notes to combined financial statements

Combined Statements of Changes in Equity of Edgecast a Business of College Parent L.P.

(dollars in thousands)

	Net parent investment	Accumulated other comprehensive income (loss)	Total Equity
Predecessor Equity Balance as of January 1, 2019 (Unaudited)	$84,820	$28,819	$113,639
Net loss (Unaudited)	(125,315)	—	(125,315)
Other comprehensive income (Unaudited)	—	355	355
Net transfers from Parent (Unaudited)	170,167	—	170,167

Predecessor Equity Balance as of December 31, 2019 (Unaudited)	129,672	29,174	158,846

Net loss	(121,289)	—	(121,289)
Other comprehensive income	—	6,970	6,970
Net transfers from Parent	85,419	—	85,419

Predecessor Equity Balance as of December 31, 2020	93,802	36,144	129,946

Net loss	(61,541)	—	(61,541)
Other comprehensive loss	—	(9,812)	(9,812)
Net transfers from Parent	244,868	—	244,868

Predecessor Equity Balance as of August 31, 2021	277,129	26,332	303,461

Successor Equity Balance as of September 1, 2021	371,690	—	371,690
Net loss	(27,754)	—	(27,754)
Other comprehensive loss	—	(677)	(677)
Net transfers from Parent	115,921	—	115,921

Successor Equity Balance as of December 31, 2021	$459,857	$(677)	$459,180

See accompanying notes to combined financial statements

Notes to Combined Financial Statements of Edgecast a Business of College Parent L.P.

Note 1. Organization and Basis of Presentation

Organization

Edgecast (the “Business”, “our”, “we”), a business of College Parent L.P. (“Yahoo!”) and formerly a business of Verizon Media Group (“VMG”), operates one of the largest content delivery networks with over 135+ terabytes of capacity, over 175 strategically placed points-of-presence (“PoPs”) in six continents, interconnected with 7,000+ peering and routing partners. Edgecast’s platform is designed to help digital media companies meet the ever-growing expectations of their businesses by providing simplified workflows and improving efficiency across digital content delivery, video streaming services, cloud security, and edge computing. Our platform provides innovative technology, first-class performance, excellent service and the security that comes with working with a proven market leader.

College Parent L.P. was formed in 2021 by an affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. (“Apollo”) to acquire VMG. VMG was a business of Verizon Communications Inc. (“Verizon”). On May 2, 2021, Verizon entered into a definitive stock purchase agreement with College Parent L.P. pursuant to which Verizon agreed to sell VMG, and on September 1, 2021, VMG was sold to College Parent L.P. (collectively, the “Transaction”). Accordingly, the term (“Parent”) refers to VMG (a business of Verizon) for the periods prior to September 1, 2021 and to Yahoo! for the period from September 1, 2021 onward.

Edgecast’s products and solutions are categorized within the following areas: Delivery Services, Streaming Services and Other. Edgecast offers a scalable platform for delivering content, including live broadcasts, video on demand, games, software and websites to viewers on their devices at any time. This platform is targeted at media and entertainment companies and other businesses that deliver their digital products and services through the internet. As the digital landscape reshapes the delivery of media and entertainment content, there is an increasing need for stable, high-quality video delivery platforms.

The Business has a highly diverse workforce of approximately 611 employees as of December 31, 2021.

Basis of Presentation

The combined financial statements prior to September 1, 2021 represent the financial information of the Business prior to the Transaction and are labeled as “Predecessor.” The combined financial statements for the period beginning on and subsequent to September 1, 2021 represent the financial information of the Business subsequent to the Transaction and are labeled as “Successor.” Due to the change in the basis of accounting resulting from the Transaction, the combined financial statements of the Predecessor are not comparable to the combined financial statements of the Successor.

For both the Predecessor and Successor periods, the combined financial statements have been prepared on a “carve-out” basis. During the Predecessor and Successor periods, Edgecast operated as part of VMG and Yahoo!, respectively, and consisted of several entities for which separate financial statements had not historically been prepared. As such, the Predecessor and Successor periods have been derived from VMG and Yahoo!’s historical accounting records and were prepared on a standalone basis. For both the Predecessor and Successor periods, the combined financial statements herein have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

The historical results of operations, comprehensive income, financial position and cash flows of the Predecessor and Successor presented in the combined financial statements may not be indicative of what they would have been had the Predecessor and Successor actually been an independent standalone entity, nor are they necessarily indicative of the Business’ future results of operations, comprehensive income, financial position and cash flows. Financial information presented in the financial statements and notes herein is presented in thousands, unless otherwise stated.

The combined financial statements include all revenues and costs directly attributable to the Business and an allocation of expenses related to certain VMG and Yahoo! corporate functions as described in “Note 6. Corporate Allocations and Related Party Transactions”. These expenses have been allocated to the Business based on direct usage or benefit where identifiable, with the remainder allocated pro rata based on an applicable measure of revenues, direct costs, headcount, or estimates of use. Management considers these allocations to be a reasonable reflection of the utilization of services or the benefit received.

For both the Predecessor and Successor periods, the combined financial statements include assets and liabilities specifically attributable to the Business and certain assets and liabilities that are held by the Parent that are specifically identifiable and attributable to the Business. The Parent’s net investment, within equity, represents the Parent’s historical investment in the Business and includes accumulated net earnings attributable to the Parent, the net effect of transactions with the Parent and their related entities, and cost allocations from the Parent that were not historically allocated to the Business.

All significant intercompany balances and transactions within the Business have been eliminated in these combined financial statements. As described in “Note 6. Corporate Allocations and Related Party Transactions,” certain transactions between the Business and the Parent have been included in the combined financial statements.

During the Predecessor periods, the Parent used a centralized approach to cash management and financing of its domestic operations. In the Successor period, cash from the Business’s domestic operation was no longer managed by the Parent centrally. The Parent’s related balances were increased through daily cash deposits by the Business to the Parent and decreased by cash distributions and disbursements made by the Parent on behalf of the Business for operating expenses, fees, and services provided by the Parent, including information system services and other operating expenses, such as personnel costs, legal costs, marketing production, facilities costs, and insurance. This arrangement is not reflective of the manner in which the Business would have financed its domestic operations had it been a stand-alone business separate from the Parent during the Predecessor periods presented. Further, as a result of historical operating losses, net cash used in operating activities and this cash management arrangement, the Business was dependent on transfers of cash from the Parent to fund its operations in certain situations. While the business no longer participates in the cash pooling arrangement for the domestic operations in the Successor period, the Business will continue to depend on transfers of cash from its Parent to fund operations for the foreseeable future. The amounts associated with this arrangement are reported in the Parent’s net investment as a component of equity.

The Parent and Verizon have historically provided a variety of services to the Business. Certain services and support functions, such as administering employee benefits plans and paying related claims, human resources, legal functions, finance, executives, procurement, business development, facility management, real estate, license fees, central and shared technology, and various other Parent corporate functions and overhead, were routinely allocated to the Business. Costs of $16.9 million, $38.1 million, $63.5 million and $68.4 million, for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively, were recorded in our Combined Statements of Operations and Comprehensive Loss for our allocated share of the Parent’s corporate functions.

Where allocations of amounts were necessary, the Business believes the allocations of these amounts were determined on a reasonable basis and the methods were applied consistently for the periods presented. These allocated amounts, however, are not necessarily indicative of the actual amounts that might have been incurred or realized had the Business operated as an independent, standalone entity, during the periods presented, nor are they indicative of the Business’ future operations. Consequently, the combined financial statements do not necessarily represent the results the Business would have achieved if the Business had operated as a separate standalone entity during the Predecessor and Successor periods presented. It is not practicable to estimate actual costs that would have been incurred had the Business been a separate, standalone company during the Predecessor and Successor periods presented.

Edgecast operates in one segment based upon the information used by the chief operating decision maker in evaluating the performance of Edgecast’s business and allocating resources and capital.

Unaudited Combined Financial Statements

The accompanying Combined Statement of Operations and Comprehensive Loss, Combined Statement of Cash Flows, and Combined Statement of Changes in Equity for the year ended December 31, 2019 and amounts relating to these periods included in the accompanying notes to the combined financial statements are unaudited. The unaudited combined financial statements have been prepared on the same basis as the audited combined financial statements.

Note 2. Summary of Significant Accounting Policies

Principles of Combination

The accompanying combined financial statements include the accounts of the Business and all subsidiaries and entities controlled by the Business through majority voting control. All significant intercompany accounts and transactions within the Business have been eliminated in combination.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Business’ accompanying combined financial statements and notes thereto. These estimates and assumptions take into account historical and forward-looking factors that the Business believes are reasonable, including but not limited to the potential impacts arising from the coronavirus (“COVID-19”) pandemic and public and private sector policies and initiatives aimed at reducing its transmission. As the extent and duration of the impacts from COVID-19 remain unclear, the Business’ estimates and assumptions may evolve as conditions change. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these combined financial statements include, but are not limited to, accounting for revenue and cost recognition, the step-up to fair value of assets and liabilities purchased in connection with the Transaction, allocation of expenses related to certain Parent corporate functions, allowance for doubtful accounts and credit losses, incremental borrowing rate for the lease liability and right-of-use assets, fair value measurements including those related to financial instruments, intangible assets, unrecognized tax benefits, valuation allowances on tax assets, postretirement benefit obligations, long-lived asset impairments and adjustments, stock-based compensation, contingencies and the identification and valuation of assets acquired and liabilities assumed in connection with business combinations.

Revenue Recognition

We earn revenue from contracts with customers, primarily through streaming and delivery revenue. We account for these revenues under Accounting Standards Update (“ASU”) 2014-09, Revenue from

Contracts with Customers (“Topic 606”). Refer to “Note 4. Revenue Recognition” for further discussion related to revenues and contract costs, including qualitative and quantitative disclosures required under Topic 606.

Cost of Revenues

Cost of revenues consists of bandwidth costs, cross-connect, dark fiber and lit wave costs, colocation costs, remote hands, cloud costs, security certificates, stock-based compensation related to certain employees involved in revenue generating activities, and other expenses associated with the production and usage of Edgecast’s network infrastructure and platforms. Cost of revenues also includes hosting costs such as third-party and other operating costs, directly related to revenue generating activities.

Barter Transaction

For Barter transactions, the Business provides content delivery services in exchange for publicly trusted digital certificates and accounts for these transactions in accordance with ASC 606, Revenue from Contracts with Customers. The Business includes the value of such exchanges in both Revenues and Cost of revenues. The Business recorded approximately $12.8 million, $25.5 million, $31.1 million and $22.8 million barter transaction revenue and $13.2 million, $23.1 million, $27.0 million and $20.2 million barter transaction expense for period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

Advertising Costs

Costs of advertising are expensed as advertising space or airtime is used. All other advertising costs are expensed as incurred. Advertising expenses totaled approximately $1.0 million, $1.7 million, $2.7 million, and $3.3 million (unaudited) for period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

Research and Development

The Business conducts research and development (“R&D”) activities to continually enhance our existing products and services, develop new products and services to meet our customer’s changing needs and requirements and address new market opportunities. R&D costs are expensed as incurred and amounted to $1.5 million, $3.6 million, $5.0 million and $4.3 million (unaudited) for period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively, and are included in Cost of revenues and Selling, general and administrative expense.

Stock-Based Compensation

Historically, Verizon granted various broad-based equity grants to employees, including executive officers, and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and other awards under its 2017 Long-Term Incentive Plan, Yahoo! granted a mix of cash and equity appreciation units under its 2021 Management Equity Plan. The Business accounts for its stock-based awards in accordance with the provisions of ASC 718-10, Compensation—Stock Compensation. Both Verizon and Yahoo! measure and recognize compensation expenses for all stock based compensation awards made to employees and directors based on estimated fair values. Edgecast’s share of the stock-based compensation expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the Edgecast operations. See “Note 12. Employee Benefits and Stock-Based Compensation” for further discussion.

Employee Benefit Plans

Certain employees and retirees of the Business participate in postretirement benefit plans sponsored by the Parent, which primarily relate to a 401(k) defined contribution plan. The Business is allocated relevant participation costs for the Parent’s employee benefit plans. As such, the Business has not recorded any liabilities associated with our participation in these plans in our Combined Balance Sheets as of December 31, 2021 (Successor) and 2020 (Predecessor). Refer to “Note 6. Corporate Allocations and Related Party Transactions” for further discussion.

Other income (expense), net

Other income (expense), net consists primarily of interest income from related party loans, miscellaneous related party income, and foreign currency transaction gains and losses. Refer to “Note 6. Corporate Allocations and Related Party Transactions’’ for further discussion of related party interest income. The following table summarizes other income and expenses by category:

The following presents Other income (expense), net by category:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Related party interest income	$2,966	$5,670	$10,230	$10,599
Miscellaneous related party income (expense)	986	190	(210)	(536)
Related party foreign currency gain (loss)	(665)	(1,379)	7,313	3,570

Related party other income, net	$3,287	$4,481	$17,333	$13,633

Miscellaneous income (expense)	490	3	(317)	121
Foreign currency gain (loss)	340	1,807	(2,173)	3,359

Other income (expense), net	$830	$1,810	$(2,490)	$3,480

Foreign Currency

The functional currency of the Business’ international subsidiaries is evaluated on a case-by-case basis and is often the local currency. The financial statements of these subsidiaries are translated into U.S. dollars using period-end rates of exchange for assets and liabilities, historical rates of exchange for equity, and average rates of exchange for the period for revenue and expenses. Translation (gains) losses are recorded in Accumulated other comprehensive income in the Combined Balance Sheets. The Business records foreign currency transaction gains and losses, realized and unrealized, and foreign exchange gains and losses due to re-measurement of monetary assets and liabilities denominated in non-functional currencies in Related party other income, net and Other income (expense), net in the Combined Statements of Operations and Comprehensive Loss.

Concentration of Risk

Financial instruments that potentially subject the Business to significant concentration of credit and equity price risk consist primarily of accounts receivable and other financial instruments. As stated above, the Parent used a cash pooling arrangement to manage and finance its domestic operations during the Predecessor periods. In the Successor period, the Business no longer participates in cash pooling arrangements for its domestic operation. Refer to “Note 2. Summary of Significant Accounting Policies—Fair Value Measurements—Cash, Accounts Receivable, and Accounts Payable” for further discussion.

Accounts receivable are typically unsecured and are derived from revenue earned from customers. The Business performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Business does not require collateral as a means to mitigate customer credit risk.

Microsoft Corporation (“Microsoft”), Verizon, and The Walt Disney Company (“Disney”) are the top three customers of the Business, see tables below for revenue from these three customers for each of the corresponding reporting periods. No other customers accounted for 10 percent or more of the revenue for the period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor), and accounts receivable balance as of December 31, 2021 (Successor), and 2020 (Predecessor).

Major customers by percentage of revenues of Edgecast a Business of College Parent, L.P.

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020
Microsoft	9.2%	12.4%	12.3%
Verizon	17.2%	16.7%	17.6%
Disney	14.6%	16.3%	16.5%

Major customers by percentage of accounts receivable of Edgecast a Business of College Parent, L.P.

	As of December 31, 2021	As of December 31, 2020
Microsoft	11.4%	16.7%
Verizon	31.2%	10.6%
Disney	17.8%	28.4%

Fair Value Measurements

Fair Value Hierarchy

The following sections describe the valuation methodologies the Business uses to measure financial and non-financial instruments accounted for at fair value in accordance with the fair value hierarchy as set forth in ASC 820, Fair Value Measurement and Disclosures.

Fair value of financial and non-financial assets and liabilities is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. The three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the methodologies of measuring fair value for assets and liabilities, is as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities

Level 2—Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3—Unobservable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Our assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their categorization within the fair value hierarchy. We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, the Business performs reviews to assess the reasonableness of the valuations. This detailed review may include the use of a third-party valuation firm.

In accordance with ASC 825-10, Financial Instruments, the fair value of the Business’ financial instruments are further described as follows.

Cash, Accounts Receivable, Accounts Payable

The carrying amounts reported in the accompanying Combined Balance Sheets for accounts receivable and accounts payable approximate fair value because of the short-term maturity of these instruments.

Operating cash deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions with reputable credit and therefore bear limited credit risk. We seek to mitigate our credit risk by spreading such risk across multiple counterparties and monitoring the risk profiles of these counterparties.

Long-lived Assets

Long-lived assets, such as property, plant and equipment and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Determining whether an impairment has occurred typically requires various estimates and assumptions, including determining which undiscounted cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. The required undiscounted cash flow estimates are derived from our historical experience and our internal business plans. To determine fair value, the Business uses quoted market prices when available, our internal cash flow estimates discounted at an appropriate discount rate, or independent appraisals, as appropriate. Fair values of long-lived assets are primarily derived internally and are based on observed sales transactions for similar assets. Fair value estimates are derived using established market or replacement values of comparable assets and estimated future net cash flows expected to be generated by market participants. The resulting fair values are considered nonrecurring Level 3 measurements, and are subject to change based on economic or market conditions, as well as future negotiations with interested parties. Further, the Business utilized the replacement-cost method of the cost approach in estimating the fair value of long-lived assets, such as specialized properties or plant and equipment, which represents the highest value that a market participant would have paid for an asset with similar utility.

Allowance for Credit Losses

Prior to January 1, 2020, accounts receivable were recorded at cost less an allowance for doubtful accounts. The gross amount of accounts receivable and corresponding allowance for doubtful accounts were presented separately. We maintained allowances for uncollectible accounts receivable for estimated losses resulting from the failure or inability of our customers to make required payments. Accounts receivable are recorded at the net value, including an allowance for credit losses that are not expected to be recovered. The net amount of accounts receivable and corresponding allowance for credit losses are presented together in the Combined Balance Sheets as Accounts receivable, trade and other. We maintain allowances for credit losses resulting from the expected failure or inability of our customers to make required payments. We recognize the allowance for credit losses at inception and reassess quarterly based on management’s expectation of the asset’s collectability. The allowance is based on multiple factors including historical experience with bad debts, the credit quality of the customer base, the aging of such receivables and current macroeconomic conditions, such as the COVID-19 pandemic, as well as management’s expectations of conditions in the future, if applicable. Our allowance for credit losses is based on management’s assessment of the collectability of assets pooled together with similar risk characteristics. Refer to “Note 7. Accounts Receivable” for further discussion.

Property, Plant and Equipment, and Depreciation

Property, plant and equipment includes assets such as servers, leasehold improvements and capitalized software. We record property, plant and equipment (“PP&E”) at cost. Property, plant and equipment are generally depreciated on a straight-line basis. Subsequently, property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. Leasehold improvements are amortized over the shorter of the estimated life of the improvement or the remaining term of the related lease, calculated from the time the asset was placed in service. PP&E acquired in connection with business combinations are recorded at estimated fair value in accordance with the acquisition method of accounting as prescribed in ASC 805-10, Business Combinations (“ASC 805-10”).

When depreciable assets are retired or otherwise disposed of, the related cost and accumulated depreciation are deducted from the property, plant and equipment accounts and any gains or losses on disposition are recognized in income.

Property, plant and equipment to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable from estimated future cash flows, in accordance with ASC 360-10, Impairment and Disposal of Long-Lived Assets (“ASC 360-10”). Determination of recoverability is based on the lowest level of identifiable estimated undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of any impairment loss for long-lived assets that management expects to hold and use is based on the excess of the carrying value of the asset over its fair value. Fair value estimates are derived from established market values of comparable assets or internal calculations of estimated future net cash flows. The Business’ estimates of future cash flows are based on assumptions and projections it believes to be reasonable and supportable. The Business’ assumptions consider revenue growth rates and operating margins, the estimation of the useful life over which the undiscounted cash flows will occur, and the terminal value of the asset group at the end of that useful life. We recorded impairment charges of $1.1 million (unaudited) in property, plant and equipment, which is recorded within Impairments of long-lived assets for the year ended December 31, 2019 (Predecessor). These charges are related to canceled in-flight developed software products.

The fair values are estimated using the framework and hierarchy in ASC 820-10, as described in “Note 2. Summary of Significant Accounting Policies—Fair Value Measurements—Long-lived Assets”, using a combination of the income, market, and cost approaches. Fair value estimates are derived using established market or replacement values of comparable assets and estimated future net cash flows expected to be generated by market participants. The resulting fair values are considered nonrecurring Level 3 measurements, and are subject to change based on economic or market conditions, as well as future negotiations with interested parties.

Capitalized Software and Labor

The Business capitalizes eligible costs to acquire or develop internal-use software that are incurred subsequent to the preliminary project stage through the development stage. The estimated useful life of costs capitalized is evaluated for each specific project and ranges from one year to seven years. Actual economic lives may differ from estimated useful lives. Periodic reviews could result in a change in estimated useful lives and therefore amortization expense in future periods. See “Note 10. Property, Plant and Equipment” for further discussion.

Pushdown Accounting

VMG was acquired by College Parent L.P. on September 1, 2021 from Verizon. This transaction was accounted for by College Parent L.P. in accordance with the acquisition method of accounting pursuant to ASC 805, Business Combinations, and pushdown accounting was applied to VMG to record the fair value of the assets and liabilities of VMG as of September 1, 2021, the date of the Transaction. Edgecast, as a consolidating business of VMG, also accounts for the transaction using pushdown accounting. Under pushdown accounting, identifiable assets and liabilities are recorded at fair value and the excess of the fair value of the Business above the fair value accounting basis of the net assets and liabilities of the Business is recorded as goodwill. Determining fair value of identifiable assets, particularly intangibles, and liabilities acquired also requires management to make estimates, which are based on all available information and in some cases assumptions with respect to the timing and amount of future revenues and expenses associated with an asset.

Goodwill

Impairment testing for goodwill is performed annually in the fourth quarter or more frequently if impairment indicators are present. During the presented periods, the Business comprised a single reporting unit for impairment test purposes.

To determine if goodwill is potentially impaired, we have the option to perform a qualitative assessment. However, we may elect to bypass the qualitative assessment and perform a quantitative impairment test even if no indications of a potential impairment exist. The quantitative impairment test for goodwill is performed at the reporting unit level and compares the fair value of the reporting unit (calculated using a combination of a market approach and a discounted cash flow method) to its carrying value. The estimated fair value of our reporting unit is a Level 3 measure in the fair value hierarchy. Refer to the Fair Value Measurements discussion above for additional information.

The market approach includes the use of comparative multiples of guideline companies to corroborate discounted cash flow results. The discounted cash flow method is based on the present value of two components, projected cash flows and a terminal value. The terminal value represents the expected normalized future cash flows of the reporting unit beyond the cash flows from the discrete projection period. The fair value of the reporting unit is calculated based on the sum of the present value of the cash flows from the discrete period and the present value of the terminal value. The discount rate represents our estimate of the weighted-average cost of capital, or expected return, that a marketplace participant would have required as of the valuation date. If the carrying value exceeds the fair value, an impairment charge is booked for the excess carrying value over fair value, limited to the total amount of goodwill of the reporting unit. Refer to “Note 8. Goodwill” for further discussion of the Business’ goodwill.

Under the qualitative assessment, we consider several qualitative factors, including the business enterprise value of the reporting unit from the last quantitative test and the excess of fair value over carrying value from this test, macroeconomic conditions (including changes in interest rates and discount rates), industry and market considerations (including industry revenue and Earnings before interest, taxes, depreciation and amortization (EBITDA) margin results and projections), the recent and projected financial performance of the reporting unit, as well as other factors.

We have concluded that we have one reporting unit and assigned the entire balance of goodwill to this reporting unit. As of October 31, 2021, the goodwill testing date, the Business performed its impairment test for goodwill which indicated that the fair value for the reporting unit exceeded the carrying value, and therefore did not result in a goodwill impairment.

Other Intangible Assets

We have purchased assets and/or businesses, which may include the purchase of intangible assets. Intangible assets include customer relationships and developed technology.

Definite-lived intangible assets are carried at cost and are amortized over their estimated useful lives, generally on a straight-line basis over one year and up to fifteen years as the pattern of use is ratable. All of our intangible assets subject to amortization and other long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indications of impairment are present, we would test for recoverability by comparing the carrying amount of the asset group to the net undiscounted cash flows expected to be generated from the asset group. If those net undiscounted cash flows do not exceed the carrying amount, we would perform the next step, which is to determine the fair value of the asset and record an impairment, if any. We re-evaluate the useful life determinations for these intangible assets each year to determine whether events and circumstances warrant a revision to their remaining useful lives.

These inputs are a Level 3 measure in the fair value hierarchy. No impairments of such assets were identified during any of the periods presented. Refer to “Note 9. Other Intangible Assets” for further discussion of the Business’ intangible assets.

Leases

We assess whether an arrangement is a lease or contains a lease at inception. For arrangements considered leases or that contain a lease that is accounted for separately, we determine the classification and initial measurement of the right-of-use asset and lease liability at the lease commencement date, which is the date that the underlying asset becomes available for use.

For operating leases, we recognize a right-of-use asset, which represents our right to use the underlying asset for the lease term, and a lease liability, which represents the present value of our obligation to make payments arising over the lease term. The present value of the lease payments is calculated using the incremental borrowing rate. The incremental borrowing rate is determined using a portfolio approach based on the rate of interest that the Parent would have to pay to borrow an amount equal to the lease payments on a collateralized basis over a similar term. Management uses the unsecured borrowing rate and risk-adjusts that rate to approximate a collateralized rate, which is updated on a quarterly basis. Refer to “Note 11. Leases” for further discussion.

In those circumstances where the Business is the lessee, we have elected to account for non-lease components associated with our leases (e.g., common area maintenance costs) and lease components as a single lease component for substantially all of our asset classes.

Rent expense for operating leases is recognized on a straight-line basis over the term of the lease and is included in either Cost of revenues or Selling, general and administrative expense in our Combined Statements of Operations and Comprehensive Loss, based on the use of the facility or equipment on which rent is being paid. Variable rent payments are expensed in the period incurred. Our variable lease payments consist of payments dependent on various external indicators, including real estate taxes, common area maintenance charges and utility usage.

Operating leases with a term of 12 months or less are not recorded on the balance sheet; we recognize rent expenses for these leases on a straight-line basis over the lease term.

Income Taxes

Income taxes as presented in the combined financial statements of the Business attribute current and deferred income taxes to the Business’ stand-alone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740, Income Taxes (“ASC 740”). Accordingly, the Business’ income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the stand-alone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a stand-alone enterprise. The calculation of our income taxes on a separate return basis requires a considerable amount of judgment and use of both estimates and allocations. As a result, actual transactions included in the consolidated financial statements of the Parent may not be included in the separate combined financial statements of the Business. Similarly, the tax treatment of certain items reflected in the combined financial statements of the Business may not be reflected in the consolidated financial statements and tax returns of the Parent. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may exist in the stand-alone financial statements that may or may not exist in the Parent’s consolidated financial statements. As such, the income taxes of the Business as presented in the combined financial statements may not be indicative of the income taxes that the Business will generate in the future.

For the presented periods, certain operations of the Business have historically been included in a consolidated return with other Parent entities. Current obligations for taxes in certain jurisdictions, where the Business files a consolidated tax return with the Parent, are deemed settled with the Parent as a component of Net parent investment for purposes of the combined financial statements. Our effective tax rate is based on pre-tax income, statutory tax rates, tax laws and regulations and tax planning strategies available to us in the various jurisdictions in which we operate.

Deferred income taxes are provided for temporary differences in the basis between financial statements and income tax assets and liabilities. Deferred income taxes are recalculated annually at tax rates in effect for the years in which those tax assets and liabilities are expected to be realized or settled. We record valuation allowances to reduce our deferred tax assets to the amount that is more likely than not to be realized.

We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return. The first step is recognition: we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset or an increase in a deferred tax liability.

Significant management judgment is required in evaluating our tax positions and in determining our effective tax rate. Refer to “Note 14. Income Taxes” for further discussion.

Net Parent Investment

Net parent investment in the Combined Balance Sheets for the Predecessor and Successor periods represent the Parent’s historical investment in the Business, the accumulated net earnings after taxes and the net effect of the transactions with and allocations from the Parent. See “Note 1. Organization and Basis of Presentation” above and “Note 6. Corporate Allocations and Related Party Transactions” for additional information.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. Refer to “Note 15. Commitments and Contingencies” for further discussion.

Note 3. Recently Adopted Accounting Standards

ASU 2016-13, ASU 2018-19, ASU 2019-04, and ASU 2019-05, Financial Instruments—Credit Losses (Topic 326)

In June 2016, the FASB issued Topic 326 which requires certain financial assets to be measured at amortized cost net of an allowance for estimated credit losses, such that the net receivable represents the present value of expected cash collection. In addition, this standard update requires that certain financial assets be measured at amortized cost reflecting an allowance for estimated credit losses expected to occur over the life of the assets. The estimate of credit losses must be based on all relevant information including historical information, current conditions, and reasonable and supportable forecasts that affect the collectability of the amounts. An entity applies the update through a cumulative effect adjustment to net parent investment as of the beginning of the first reporting period in which the guidance is effective (January 1, 2020). A prospective transition approach is required for debt securities for which an other-than-temporary impairment has been recognized before the effective date. Early adoption of this standard is permitted.

The Business adopted Topic 326 beginning on January 1, 2020 using the modified retrospective approach. Upon adoption, there was no cumulative effect adjustment to opening net parent investment recorded at the beginning of the period of adoption as Edgecast assessed the timing of expected credit loss recognition based upon reasonable and supportable forecasts of the future economic condition as of January 1, 2020, as well as historical experience, the age of the accounts receivable balances, the credit quality of our customers, and other factors that may affect a customer’s ability to determine the speed and severity of the collections effort, and concluded that historical loss rates are consistent with expectations for forward loss estimates. There is no significant impact to our operating results for the current period due to this standard update. Refer to “Note 2. Summary of Significant Accounting Policies—Allowance for Credit Losses” as well as “Note 7. Accounts Receivable” for further discussion.

ASU 2019-12, Simplifying the Accounting for Income Taxes (Topic 740)

In December 2019, the FASB issued a new standard to simplify the accounting for income taxes. The guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates, and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The Business adopted ASU 2019-12 beginning on January 1, 2021. The adoption of the standard did not have a material impact on our combined financial statements. Refer to “Note 14. Income Taxes” for further discussion.

ASU 2020-04, Reference Rate Reform (Topic 848)

Topic 848 provides temporary optional guidance to ease the potential burden in accounting for reference rate reform. Topic 848 provides optional expedients and exceptions for applying U.S. GAAP to transactions affected by reference rate reform if certain criteria are met.

Topic 848 was effective for the Business beginning on March 12, 2020, and we will apply the amendments prospectively through December 31, 2022. There was no impact to our combined financial statements for the current period as a result of adopting this standard update.

ASU 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805)

In October 2021, the FASB issued Accounting Standards Update 2021-08 (“ASU 2021-08”), “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topics 805).” The new guidance aims to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to (a) recognition of an acquired contract liability and (b) payment terms and their effect on subsequent revenue recognized by the acquirer. ASU 2021-08 requires that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606 as if it had originated the contracts, generally resulting in recognition of contract assets and contract liabilities consistent with how the acquiree applied Topic 606. ASU 2021-08 is effective for fiscal years beginning after December 15, 2023 for non-public business entities with early adoption permitted. An entity that early adopts in an interim period should apply the amendments (1) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early application and (2) prospectively to all business combinations that occur on or after the date of initial application. The Business early adopted the provisions of ASU 2021-08 as of September 1, 2021.

Note 4. Revenue Recognition

We earn revenue from contracts with customers on our industry leading cloud platform that delivers smart end-to-end solutions. As the digital platform reshapes the delivery of media and entertainment content, there is an increasing need for stable, high-quality video delivery platforms. Edgecast offers a scalable platform for delivering content, including live broadcasts, video on demand, games, software and websites to our customers on their devices at any time. This platform is targeted at media and entertainment companies and other businesses that deliver their digital products and services through the internet.

Revenue by Category

The Business’ products and solutions are categorized within the following areas: Delivery Services, Streaming Services, and Other. We record deferred revenues when cash payments are received or due in advance of our performance, including amounts which are refundable. Current deferred revenues were $0.7 million as of December 31, 2021 (Successor), $1.3 million as of December 31, 2020 (Predecessor) and $2.6 million (unaudited) as of December 31, 2019 (Predecessor), and primarily relate to advanced invoicing or payments for services. Of the deferred revenues as of December 31, 2020 (Predecessor), $1.3 million was recognized as revenues for the periods from January 1, 2021 to August 31, 2021 (Predecessor). For the period from September 1, 2021 to December 31, 2021 (Successor), there was no material additional deferred revenue recognized as revenues. Of the deferred revenues as of December 31, 2019 (Predecessor), $2.6 million was recognized as revenues for the year ended December 31, 2020 (Predecessor).

Delivery

Our delivery services provide efficient and secure delivery of data (content) using our global edge network, reducing latency and page-load times across a broad spectrum of devices, anywhere in the world. Edgecast combines the performance of our global edge network with advanced technologies, software, security tools, and service to easily deliver the streaming quality that worldwide broadcasters, content creators, and viewers demand.

Streaming

Our Streaming service provides a way for broadcasters, content owners, and distributors to deliver high-quality, ultra-personalized viewing experiences via our comprehensive streaming solution including video delivery, server side ad insertion, content target, time control and digital rights management. Our streaming infrastructure enables our customers to simplify their workflow from encoding through delivery, to customization and insights.

Other

Other Revenue includes broadcast compliance, monitoring solutions, analytical services, and other customized services provided to our end customers.

The following presents disaggregated revenue by category:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Delivery Services	$60,917	$139,096	$207,463	$209,362
Streaming Services	36,916	66,672	74,145	67,979
Other Revenues	5,627	14,194	23,204	21,437

Revenues	$103,460	$219,962	$304,812	$298,778

The following presents revenue by geographic areas:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
United States	$93,654	$200,061	$273,551	$256,741
International	9,806	19,901	31,261	42,037

Revenues	$103,460	$219,962	$304,812	$298,778

Remaining Performance Obligations

When allocating the total contract transaction price to identified performance obligations, a portion of the total transaction price may relate to service performance obligations which were not satisfied or are partially satisfied as of the end of the reporting period. We elected to apply the practical expedient available under Topic 606 that provides the option to exclude the expected revenues arising from unsatisfied performance obligations related to contracts that have an original expected duration of one year or less. This situation primarily arises with respect to certain month-to-month or 1 year term service contracts. As such, we do not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which we recognize revenue at the amount to which we have the right to invoice for services performed. Remaining performance obligation estimates are subject to change and are affected by several factors, including terminations and changes in the timing and scope of contracts, arising from contract modifications.

Edgecast services are individually deemed to be distinct services delivered in a series making up one performance obligation. Management elected to recognize revenue based on the amount invoiced to the customer as the performance obligation is satisfied over time. The amount to which the Business has the right to invoice the customer corresponds directly with the value to the customer of the Business’ performance completed to date (usage based). For customers who prepay for services, the Business recognizes deferred revenue until the services are delivered in each period (volume of data delivered). Certain contracts have a variable component as delivered content is subject to a contractual monthly data limit for data delivered and streaming services are subject to fixed price per hour of content streamed. Additionally, in streaming service contracts the price per hour is reset and settled with the customer on a monthly basis therefore, there is low risk that revenue recognized will be later reversed as a result of the variability.

Customer contracts are either entirely usage based, commit the customer to a minimum monthly level of usage with additional charges applicable for actual usage above the monthly minimum commitment, or minimum commitment over the contractual term. For contracts that contain minimum monthly commitments, we recognize revenue equal to the greater of the minimum monthly committed amount or actual usage, if actual usage exceeds the monthly committed amount, using the right to invoice practical expedient. For certain Business contracts with customers that have a contractual minimum fee over the total contract term, the amount and timing of revenue recognition is largely driven by when the customer utilizes the services and our ability to deliver in accordance with relevant contract terms, which would impact our estimate of the remaining performance obligations and when we expect to recognize such as revenues.

The Business’ contracts with customers do not include significant financing components.

The Business did not have significant revenue recognized in the reporting period from performance obligations satisfied, or partially satisfied, in previous periods. At December 31, 2021 (Successor), the transaction price related to unsatisfied performance obligations that is expected to be recognized within 2022, 2023 and thereafter was $51.4 million, $50.0 million and $32.6 million, respectively.

Contract Costs

Topic 606 requires the recognition of an asset for incremental costs to obtain a customer contract and other costs to fulfill a contract not otherwise required to be immediately expensed when we expect to recover those costs, which are then amortized to expense, over the respective periods of expected benefit. The only material incremental cost we incur is commission expense, which is generally incurred in the same period as the underlying revenue. We only defer these costs when we have determined the commissions are, in fact, incremental and would not have been incurred absent the customer contract. Costs to fulfill a contract are generally not specific to any particular contract or customer, but rather represent a general cost to operate the overall business. Any commissions paid on renewal contracts are commensurate with those paid on initial contracts. As a practical expedient, we elected to recognize these costs of obtaining a contract as an expense when the related contract period is less than one year. When the period exceeds one year, this asset is amortized over the life of the contract. We did not have any deferred contract costs as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor).

Note 5. VMG and Edgecast Acquisition

As discussed in “Note 1. Organization and Basis of Presentation,” College Parent L.P. acquired VMG, including Edgecast, by acquiring substantially all of the assets, liabilities, and business activities that constitute its historical operations.

The Transaction resulted in a new basis of accounting for College Parent L.P., and in accordance with its election to apply pushdown accounting, the impact of the Transaction has been recognized in the Successor period of the Business’ combined financial statements. The Business’ purchase price was derived as a component of College Parent L.P.’s total purchase price of $4,907.4 million, based on an income approach. The following table summarizes the preliminary allocation of the $371.7 million purchase price attributed to the Edgecast assets acquired and liabilities assumed:

The following presents the purchase consideration for the Business and its allocation to assets acquired and liabilities assumed:

(dollars in thousands)

As of September 1, 2021	2021
Assets:
Accounts receivable:
Trade and other, net of credit losses	37,050
Affiliates	32
Affiliate loan receivable	2,014
Prepaid expenses and other current assets	43,439
Property, plant and equipment, net	125,610
Other intangible assets, net	52,000
Goodwill	60,919
Operating lease right-of-use assets	21,007
Deferred income taxes	32
Affiliate loan receivable, non-current	199,052
Other assets	66

Total assets acquired:	541,221

As of September 1, 2021	2021
Liabilities:
Accounts payable:
Trade and other	25,537
Affiliates	8,861
Affiliate loan payable	44,501
Accrued liabilities and other current liabilities	41,726
Current operating lease liabilities	7,867
Current deferred revenues	1,550
Deferred income taxes	25,385
Non-current operating lease liabilities	13,140
Other liabilities	964
Total liabilities assumed	169,531

Total purchase consideration	$371,690

The Business applies the provisions of ASC 805, Business Combinations, in the accounting for its acquisition. Goodwill as of the acquisition date is measured as the excess of consideration transferred and the net of the acquisition date fair values of the tangible and identifiable intangible assets acquired and liabilities assumed. The allocation of the purchase price to identifiable intangible assets is based on valuations performed to determine the fair values of such assets as of the acquisition dates. Due to the timing of the Transaction and the magnitude of and nature of the net assets acquired on September 1, 2021, the valuation process to determine the fair values is not complete. Our estimates and assumptions are subject to change within the measurement period. The Business has estimated the preliminary fair value of net assets acquired based on information currently available and will continue to adjust those estimates as additional information becomes available.

The fair value of acquired tangible assets, such as specialized properties or plant and equipment, was estimated using the replacement-cost method of the cost approach, which represents the highest value that a market participant would have paid for an asset with similar utility. The preliminary fair value of the Property, Plant and Equipment (“PP&E”) acquired as a result of the Transaction was $125.6 million. Fair values of long-lived assets are primarily derived utilizing the Cost Approach. Replacement costs associated with the building and site improvements were estimated based on construction cost guidelines obtained from public reports of construction costs, industry participants, and Marshall Valuation Service. These costs are then adjusted for accrued depreciation (curable and incurable physical depreciation, functional and/or economic obsolescence).

The Business recorded goodwill of $60.9 million as of the Transaction date. Goodwill recognized is primarily attributable to the acquisition of an assembled workforce and other intangible assets that do not qualify for separate recognition. The goodwill is not deductible for tax purposes.

The preliminary intangible assets identified include developed technology and customer relationships. The preliminary fair values of the intangible assets were estimated based on income and cost approaches. The developed technology asset was valued using the excess earnings method, a form of the income approach. Under the excess earnings method, the value of the intangible asset is equal to the present value of the after-tax cash flows attributable solely to the subject intangible asset. The customer relationships asset was valued using a cost / lost profits approach. Under this approach, the value of the intangible asset is based on the estimated cost which would be required to re-create an asset of similar utility and the profits foregone over that re-creation period.

Note 6. Corporate Allocations and Related Party Transactions

As discussed in “Note 1. Organization and Basis of Presentation”, the Parent and Verizon have historically provided the Business with a number of services. Some of these services are provided directly by the Parent and Verizon, and others are managed by the Parent through third-party service providers. In connection with the Transaction, Yahoo! entered into a transition services agreement (the “TSA”) with Verizon on September 1, 2021. Under the terms of the TSA, Verizon provides various transition services to Yahoo! and directly to the Business. These services include, but are not limited to, colocation, computer emergency response services and interconnections. The cost of these services were either (a) recognized through our allocated portion of Parent and Verizon corporate functions, or (b) billed directly to the Business. In addition, the Business obtained a variety of services (such as software licenses and web services) under various master service agreements to which the Parent (and not the Business) is a party. We are billed directly for some of these services we procure under these arrangements while others are part of our allocation of Parent’s corporate costs.

We receive an allocated share of Parent and Verizon corporate functions for certain services that the Parent and Verizon provides to the Business, but which are not specifically billed to the Business, such as administering employee benefits plans and paying related claims, human resources, legal functions, finance, executives, procurement, business development, facility management, real estate, license fees, central and shared technology, and various other Parent and Verizon corporate functions and overhead. Costs were recorded in our Combined Statements of Operations and Comprehensive Loss for our allocated share of the Parent and Verizon’s corporate functions. The Business also provides services to Verizon such as Content Delivery, Web Security and Video Streaming Services, which are recorded in our Combined Statements of Operations and Comprehensive Loss. The following table summarizes the related party revenues and costs related to these services, as well as costs allocated from Parent and Verizon.

Related party revenues/costs and allocation of corporate functions are as follows:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Related party revenues	$21,006	$41,791	$61,056	$51,634

Cost of revenues	2,772	13,904	20,752	20,459
Selling, general and administrative expense	14,827	30,720	51,319	56,933
Other income, net	(3,287)	(4,481)	(17,333)	(13,633)
Interest expense	—	3,992	8,823	13,572

Total related party costs	$14,312	$44,135	$63,561	$77,331

The following items include certain related party transactions and allocations with/from the Parent and Verizon identified above as well as related party transactions within the Combined Balance Sheets. Items specifically related to Verizon are identified accordingly :

•

Certain employees and retirees of the Business participate in postretirement benefit plans sponsored by Verizon in the Predecessor period and Yahoo! in the Successor period which primarily relate to a 401(k) defined contribution plan. The Business is allocated relevant participation costs for these employee benefit plans. As such, the Business has not recorded any liabilities associated with our participation in these plans in the Combined Balance Sheet as of December 31, 2021 (Successor), December 31, 2020 (Predecessor) and 2019 (Predecessor). Expenses associated with our employees’ participation in these plans are $0.8 million, $2.4 million, $3.3 million and $2.8 million (unaudited) for the period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

•

Verizon in the Predecessor period and Yahoo! in the Successor period grants restricted stock units, performance stock units, and other stock-based compensation to its group employees, including those of the Business. Refer to “Note 12—Employee Benefits and Stock-Based Compensation” for more details on stock-based compensation.

•

The Business is a part of Verizon’s consolidated tax returns in the predecessor periods and College Parent, L.P.’s consolidated tax return in the successor period filed with the IRS. For carve-out purposes, the Business’ income tax provision has been calculated as if the Business were a separate entity filing its own return with the IRS. Refer to “Note 14. Income Taxes” for further discussion.

•	Amounts for due to / due from affiliates are recorded in Affiliates under Accounts receivable and Account payable, and are settled in cash.

•

All adjustments relating to certain transactions among the Business and the Parent’s entities, which include the transfer of the balance of cash held in cash pooling arrangements to the Parent, and allocation of all costs of doing business that were paid on behalf of the Business by the Parent’s entities, are classified as Net parent investment.

Additionally, outstanding related party loans between Edgecast and the affiliates are cash settled and presented as an related party asset or liability due to or from affiliates on the Edgecast Combined Balance sheets. Interest income related to the related party loans are included as Related party other income, net for each period in the Combined Statements of Operations and Comprehensive Loss. Interest expense related to the related party loans are included as Interest expense for each period in the Combined Statements of Operations and Comprehensive Loss.

On December 31, 2016, Edgecast issued an unsecured loan note of $249.9 million to Oath Inc., Adap.tv, Inc. and Verizon Media Inc. that are due December 31, 2026. The note bears interest at a fixed rate of 5.4% per annum. $93.6 million of the principal was paid in 2020 (Predecessor) and the remaining principal amount was fully paid as of August 31, 2021 (Predecessor).

On July 1, 2018, Oath Inc. issued a promissory note of $201 million to Edgecast that is due on July 1, 2028. The outstanding principal amount of the note bears interest at a fixed rate of 4.3% per annum. As of December 31, 2021 (Successor), $201.7 million principal and interest is outstanding.

On November 30, 2018, Oath (Netherlands) B.V. issued a promissory note of £36.5 million to Edgecast that is due on November 30, 2023. The note bears interest at a fixed rate of 3.725% per annum. The full principal amount of £36.5 million and interest of £1.0 million on this note have been fully paid in 2020 (Predecessor)

On September 29, 2021, Edgecast entered into a revolving credit facility agreement with Oath Inc., whereby Oath Inc. may draw upon an available capacity of $50 million, with a final maturity of April 30, 2022, with a variable annual rate equal 3-Month LIBOR that resets quarterly as of the last day of the calendar quarter for USD plus a margin of 0.79%. As of December 31, 2021 (Successor), $50.0 million of principal and interest is outstanding.

Net transfers to and from the Parent are included within Net parent investment on the Combined Statements of Changes in Equity.

The components of the net transfers to and from Parent are as follows:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Cash pooling and general financing activities	$98,996	$206,792	$21,938	$101,777
Corporate allocations	16,925	38,076	63,481	68,390

Net Transfers from the Parent per Combined Statements of Changes in Equity	115,921	244,868	85,419	170,167
Equity classified awards	(71)	(645)	(703)	(203)

Net Transfers from the Parent per Combined Statements of Cash Flows	$115,850	$244,223	$84,716	$169,964

Note 7. Accounts Receivable

The timing of revenue recognition may differ from the time of billing to our customers. Receivables presented in our Combined Balance Sheets represent an unconditional right to consideration. In accordance with Topic 606 and Topic 326, the Business recognizes its reported estimated credit losses as a direct reduction to revenues as an implicit pricing concession, instead of separately as a discrete deduction to arrive at revenue. Refer to “Note 2. Summary of Significant Accounting Policies—Allowance for Credit Losses” for further discussion related to the Business’ policy.

The credit quality indicators are used in determining the estimated amount and the timing of expected credit losses.

Activity in the allowance for credit losses of receivables were as follows:

(dollars in thousands)

Balance at January 1, 2020 (Predecessor)	$(2,204)
Foreign currency translation adjustment	(73)
Current period provision for expected credit losses	(1,137)
Write-offs charged against the allowance	1,482
Recoveries collected	357

Balance at December 31, 2020 (Predecessor)	(1,575)
Foreign currency translation adjustment	(281)
Current period provision for expected credit losses	(1,182)
Write-offs charged against the allowance	615
Recoveries collected	42

Balance at August 31, 2021 (Predecessor)	(2,381)

Balance at September 1, 2021 (Successor)	(2,381)
Foreign currency translation adjustment	353
Current period provision for expected credit losses	(319)
Write-offs charged against the allowance	72
Recoveries collected	—

Balance at December 31, 2021 (Successor)	$(2,275)

We monitor delinquency and write-off experience based on the quality of our agreements. The extent of our collection efforts with respect to a particular customer are based on the results of our proprietary custom internal scoring models that analyze the customer’s past performance to predict the likelihood of the customer falling further delinquent. These custom scoring models assess a number of variables, including origination characteristics, customer account history and payment patterns. Since our customers’ behaviors may be impacted by general economic conditions, we analyzed whether changes in macroeconomic conditions impact our credit loss experience and have concluded that our credit loss estimates are generally not materially impacted by reasonable and supportable forecasts of future economic conditions. Based on the score derived from these models, accounts are grouped by risk category to determine the collection strategy to be applied to such accounts. We consider an account to be delinquent if there are undisputed, unpaid charges remaining on the account after the invoice due date.

As of December 31, 2021, our allowance for credit losses considered the current and potential future impacts caused by COVID-19 based on available information to date.

Note 8. Goodwill

As described in “Note 5. VMG and Edgecast Acquisition”, the Business recorded $60.9 million of goodwill on September 1, 2021 in connection with the Transaction, and as of December 31, 2021, there have been no changes to the carrying amount of goodwill as of the Balance Sheet of the Successor. The Business completed its impairment test and subsequent impairment assessment for goodwill as of October 31, 2021 and concluded no goodwill impairment indicators were presented according to the policies described within “Note 2. Summary of Significant Accounting Policies”.

Note 9. Other Intangible Assets

Definite-lived intangible assets are carried at cost and are amortized over their estimated useful lives, generally on a straight-line basis.

The following table displays the details of Other intangible assets, net

(dollars in thousands)

	Successor			Predecessor
	As of December 31, 2021			As of December 31, 2020
	Useful life (in years)	Original Cost	Net Carrying Value	Useful life (in years)	Original Cost	Net Carrying Value
Customer relationships	6	$40,000	$37,778	7-8	$60,200	$11,301
Developed technology	6	12,000	11,333	—	—	—

Total of Other intangible assets, net		$52,000	$49,111		$60,200	$11,301

The Business recognized amortization expense in Other intangible assets, net of $2.9 million, $4.6 million, $7.2 million, and $10.1 million (unaudited) for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively. Based on the current amount of intangibles subject to amortization, the estimated amortization expense for each of the succeeding years is as follows: 2022: $8.7 million; 2023: $8.7 million; 2024: $8.7 million; 2025: $8.7 million; and 2026 and thereafter: $14.4 million.

Note 10. Property, Plant and Equipment

Property, plant and equipment are stated at cost and are depreciated over their estimated useful lives, generally on a straight-line basis.

The following table displays the details of Property, plant and equipment, net:

(dollars in thousands)

	Successor			Predecessor
	As of December 31, 2021			As of December 31, 2020
	Useful life (in years)	Original Cost	Net Carrying Value	Useful life (in years)	Original Cost	Net Carrying Value
Computer and equipment	3 - 5	91,093	83,148	5	347,603	108,535
Leasehold improvements	15	5,300	4,713	15	5,246	1,134
Furniture and other	3 -15	8,740	8,159	7 -10	15,147	6,960
Construction in progress	—	13,762	13,762	—	2,210	2,210
Capitalized software and labor(1)	0 - 4	20,828	18,802	0 - 4	184,015	28,230

Total Property, Plant and Equipment, net		$139,723	$128,584		$554,221	$147,069

(1)

Included in the capitalized amounts above are $2.2 million, $4.3 million, $6.6 million, for the period from September 1, 2021 to December 31, 2021 (Successor), period from January 1, 2021 to August 31, 2021 (Predecessor), and for the year ended December 31, 2020 (Predecessor), respectively, of stock-based compensation expense in each period.

Total depreciation expense was $11.2 million, $38.7 million, $65.4 million, and $80.1 million (unaudited) for the period from September 1, 2021 to December 31, 2021 (Successor), the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

The following table presents property, plant and equipment, net by geographic areas:

Property, plant and equipment, net by geographic areas

(dollars in thousands)

	Successor	Predecessor
	As of December 31, 2021	As of December 31, 2020
United States	$84,435	$100,913
International	44,149	46,156

Total Property, Plant and Equipment, net	$128,584	$147,069

Note 11. Leases

The Business leases office space under operating lease agreements. Our leases have remaining lease terms ranging from 1 year to 3 years, some of which include options that we can elect to extend the leases term and some of which include options to terminate the leases. For the majority of leases entered into during the current period, we have concluded it is not reasonably certain that we would exercise the options to extend the lease or terminate the lease. Therefore, as of the lease commencement date, our lease terms generally do not include these options. We include options to extend the lease when it is reasonably certain that we will exercise that option.

The components of net lease costs were as follows:

(dollars in thousands)

		Successor	Predecessor
	Classification	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
					(Unaudited)
Operating lease cost(1)	Cost of revenues	$3,466	$10,243	$9,803	$8,830
	Selling, general and administrative expense	841	835	1,320	1,287
Short-term lease cost(1)	Cost of revenues	11,524	9,624	18,633	18,590
	Selling, general and administrative expense	—	—	—	—
Variable lease cost(1)	Cost of revenues	27	2	2	4
	Selling, general and administrative expense	39	12	10	9
Sublease income	Other Income	(572)	—	—	—

Total Net Lease Cost		$15,325	$20,716	$29,768	$28,720

(1)

Operating lease costs and variable lease costs, are split between Cost of revenues and Selling, general and administrative expense in the Combined Statements of Operations and Comprehensive Loss based on the use of the facility or equipment that the rent is being paid on. Variable lease costs represent payments that are dependent on a rate or index, or on usage of the asset.

The Company sub-leased a portion of its Jefferson facility and received $0.6 million in sublease income for the period from September 1, 2021 to December 31, 2021 (Successor).

The weighted-average remaining lease term and discount rate of our operating leases were as follows:

(dollars in thousands)

As of December 31,	2021	2020
Weighted-Average Remaining Lease Term (years)	2.2	2.6

Weighted-Average Discount Rate	5.7%	3.3%

The maturity analysis of operating lease liabilities as of December 31, 2021 were as follows:

(dollars in thousands)

2022	$13,056
2023	11,750
2024	3,384
2025	—
2026	—
Thereafter	—

Total Lease Payments	28,190
Less interest	1,664

Present Value of Lease Liabilities	26,526
Less current obligation	11,907

Long-Term Obligation at December 31, 2021	$14,619

Note 12. Employee Benefits and Stock-Based Compensation

Historically, under its long-term incentive plan (“LTI”), Verizon granted restricted stock units (“RSUs”) and performance stock units (“PSUs”) under Verizon’s company-wide plan annually to its employees (collectively “LTI Awards”). RSUs vested over a three-year period and PSUs vested at the end of the third year. In connection with the Transaction, as the sale of VMG was considered an involuntary termination of employment, employees vested in a prorated portion of outstanding LTI Awards while unvested awards were forfeited. Forfeited LTI Awards were subsequently recognized or replaced, by Verizon (“Retention Awards”) or College Parent, L.P. (“Replacement Awards”), respectively, depending on the applicable Predecessor plan, with cash retention awards requiring continued employment with the Business. Subsequent to the Transaction, College Parent, L.P. implemented the Management Equity Program (“MEP”) which includes the granting of profits units (“PUs”) and equity appreciation units (“EAUs”) under the College Parent L.P. 2021 Equity Incentive Plan and the Yahoo Equity Appreciation Unit Plan, respectively. These Predecessor and Successor plans are further described below, including determination of impact to the Business.

Predecessor

All stock-based compensation plans in which the Business’ employees participate are administered and managed by the Parent. The Combined Statements of Operations and Comprehensive Loss include all of the share-based payment expenses directly attributable to the Business. The expenses include allocations of direct expenses as well as expenses that have been deemed attributable to the Business’ operations. The Parent grants various broad-based equity grants to employees, including executive officers, and permits the granting of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and other awards.

Restricted Stock Units and Performance Stock Units

RSUs granted under Verizon’s company-wide plans generally vest in three equal installments on each anniversary of the grant date. The RSUs that are paid in stock upon vesting and are thus classified as equity awards are measured using the grant date fair value of the Parent’s common stock and are not remeasured at the end of each reporting period. The RSUs that are settled in cash are classified as liability awards and the liability is measured at its fair value at the end of each reporting period. All RSUs granted under the respective plans have dividend equivalent units, which will be paid to participants at the time the RSU award is paid, and in the same proportion as the RSU award. In

February 2018, Verizon announced a broad-based employee special award of RSUs to eligible full-time and part-time employees. These RSUs are vested in two equal installments on each anniversary of the grant date and paid in cash. The first installment of the restricted stock units were vested and paid in February 2019 and the remaining restricted stock units were vested and paid in February 2020.

Verizon’s plans provide for grants of PSUs that generally vest at the end of the third year after the grant. The PSUs that are paid in stock upon vesting and are thus classified as equity awards are measured using the grant date fair value of the Parent’s common stock and are not remeasured at the end of each reporting period. The PSUs that are settled in cash are classified as liability awards. The PSU award liability is measured at its fair value at the end of each reporting period and, therefore, fluctuates based on the price of the Parent’s common stock as well as performance relative to the targets. All PSUs granted under these plans have dividend equivalent units, which will be paid to participants at the time that PSU award is determined and paid, and in the same proportion as the PSU award. The granted and canceled activity for the PSU award includes adjustments for the performance goals achieved.

In 2017 Verizon acquired the historical operating business of Yahoo! Inc. and each unvested and outstanding Yahoo! Inc. PSU award that was held by Yahoo! Inc. employee who became an employee of VMG was converted to a PSU with the right to receive cash based on the price Verizon paid to acquire the outstanding common stock of Yahoo! Inc. on the closing date of the acquisition. Additionally, this plan includes RSUs which were outstanding prior to the acquisition and are both cash and stock settled. The RSUs vest monthly over three to four years and participants were fully vested by May 2021.

In 2015 Verizon acquired the historical operating business of AOL Inc. and it was agreed upon that each unvested and outstanding AOL PSU award, and most RSU awards, that were held by an AOL Inc. employee who became an employee of VMG would be converted to a right to receive cash based on the price Verizon paid to acquire the outstanding common stock of AOL Inc. on the closing date of the acquisition. PSUs are cash settled and RSUs are both cash and stock settled, with a vesting period of three years. The employees participating in this plan were fully vested in May 2020.

We estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We use historical data to estimate forfeitures and recognize the estimated compensation cost of restricted stock units, net of estimated forfeitures, on a straight-line basis over the vesting period.

The following table summarizes the Business’ Restricted Stock Unit and Performance Stock Unit activity:

(stock units)

	Restricted Stock Units		Performance Stock Units
	Equity Awards	Liability Awards	Equity Awards	Liability Awards
Outstanding January 1, 2019 (unaudited)	16,199	427,149	—	29,170
Granted	8,007	253,982	—	14,957
Payments	(6,553)	(159,854)	—	—
Canceled/forfeited	—	(69,327)	—	—

Outstanding December 31, 2019 (unaudited)	17,653	451,950	—	44,127
Granted	16,183	268,451	13,819	749
Payments	(9,366)	(218,067)	—	(17,265)
Canceled/forfeited	(1,469)	(16,348)	(586)	—

Outstanding December 31, 2020	23,001	485,986	13,233	27,611
Granted	10,345	248,403	15,271	23,238
Payments	(11,255)	(203,674)	—	(19,720)
Canceled/forfeited	(22,091)	(530,715)	(28,504)	(31,129)

Outstanding August 31, 2021	—	—	—	—

The total fair value of shares vested as of August 31, 2021, December 31, 2020 (Predecessor) and December 31, 2019 (Predecessor), was $13.2 million, $13.5 million, and $9.9 million (unaudited), respectively.

The Business recorded a liability as of December 31, 2020 (Predecessor) and 2019 (Predecessor) in the amounts of $12.5 million and $13.9 million (unaudited), respectively, related to RSUs and PSUs vested but not yet paid. The short-term portion is included in Accrued liabilities, while the long-term portion is included in Employee benefit obligations within our Combined Balance Sheets.

The equity RSUs granted for the period from January 1, 2021 to August 31, 2021 (Predecessor) and years ended December 31, 2020 (Predecessor) and 2019 (Predecessor) have weighted-average grant date fair values of $55.4, $57.3, and $56.5 per unit (unaudited), respectively. During the period from January 1, 2021 to August 31, 2021 (Predecessor) and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), we paid $14.1 million and $12.3 million and $9.2 million (unaudited), respectively, to settle RSUs and PSUs classified as liability awards.

Stock-Based Compensation Expense

Total compensation expense for stock-based compensation related to RSUs and PSUs described above included in Cost of revenues was $1.3 million, $2.4 million and $3.5 million (unaudited), and in Selling, general and administrative expense was $7.7 million, $9.0 million and $9.1 million for the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively. We recognized tax benefits on total stock-based compensation expense, which are reflected in the Benefit (provision) for income taxes in the Combined Statements of Operations and Comprehensive Loss, of $2.4 million, $3.0 million and $3.4 million (unaudited) for the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

Successor

As noted above, in connection with the Transaction, as the sale of VMG was considered an involuntary termination of employment rather than a vesting acceleration event, employees vested in a prorated portion of outstanding LTI Awards while unvested awards were forfeited. Vested awards at close of the Transaction were considered for the benefit of Verizon and are included within the Predecessor amounts noted above. Forfeited LTI Awards, pursuant to the 2019 or 2020 LTI awards, were subsequently recognized by Verizon with the Retention Awards, which are cash retention awards requiring continued employment with the Business for six-months post closing of the Transaction. Forfeited LTI Awards, pursuant to the 2021 Predecessor LTI awards, were subsequently replaced by College Parent L.P., the Replacement Awards, which are cash awards that will vest on the same vesting schedule that applied to the original award.

As part of the transaction noted within “Note 5. VMG and Edgecast Acquisition”, Verizon recognized the Retention Awards and the Business recorded $9.0 million within Prepaid expenses and other current assets upon close. Compensation expense for unit-based compensation related to the Retention Awards and Replacement Awards described above included in Cost of revenues was $1.4 million and in Selling, general and administrative expense was $6.0 million for the period from September 1, 2021 to December 31, 2021 (Successor), respectively. As of December 31, 2021 (Successor), unrecognized compensation expense related to the unvested portion of the Retention Awards and Replacement Awards was approximately $12.1 million and was expected to be recognized over approximately 4 years.

In addition to the Retention Awards and Replacement Awards noted above, certain directors and officers and other key employees of the Parent were awarded Class B Preferred, Class B Incentive units and Class C Common units of the Parent. All of these classes of awards include “time-based” awards and the Class B Incentive awards include “performance-based” awards. Refer to “Note 6. Corporate Allocations and Related Party Transactions” for total compensation expense allocated to the Business, including these awards.

As noted above, subsequent to the Transaction, in the fourth quarter of 2021, Parent implemented the College Parent, L.P. 2021 Equity Incentive Plan and the Yahoo Equity Appreciation Unit Plan which includes the granting of PUs and EAUs, respectively. PUs were granted to employees level VP-2 and above while EAUs were granted to employees below level VP-2.

PUs, which are equity classified, consist of “time-based” and “performance-based” awards. In addition to the “Time-Based Profits Units” and “Performance-Based Profits Units”, participants are also granted “upside” PUs. “Time-based” awards, which comprise 40% of the PU, vest 25% each year, over a period of four years or upon a change-in-control. The estimated grant date fair value of each stock-based award under the plans is recognized in the Business’s Combined Statements of Operations and Comprehensive Loss on a straight-line basis over the requisite service period. These awards are valued using recent transaction values or as determined by an independent third-party valuation service. “Performance-based” awards, which comprise 60% of the PU, as well as “upside” PUs, vest upon actual distributions of cash proceeds that meet the minimum return of money on invested capital (“MOIC”) threshold. The Business recognizes stock-based compensation expenses for the “Performance-Based Profits Units” and the “Upside” Profits units from the date of grant over the period of expected distributions to investor, which is determined to be four years.

EAUs, which are liability classified, consist of “time-based” and “performance-based” awards. EAUs are considered “phantom units” and do not give participants an actual equity interest or voting rights in Parent or its Affiliates. “Time-based” awards vest 25% each year, over a period of four years or upon a change-in-control. The estimated fair value of each stock-based award under the plans is recognized in the Business’s Combined Statements of Operations and Comprehensive Loss on a straight-line basis over the requisite service period. Stock-based compensation expense is adjusted each period based on the derived fair value of the award. These awards are valued using recent transaction values or as determined by an independent third-party valuation service and remeasured to fair value each reporting period until the award is settled. “Performance-based” awards vest upon actual distributions of cash proceeds that meet the minimum return of MOIC. The Business recognizes stock-based compensation expenses for the “Performance-Based Profits Units” and the “Upside” Profits units from the date of grant over the required service period for each tranche.

The Business’s stock-based compensation expense for dedicated employees related to the MEP described above included in Cost of revenues was $0.01 million and Selling, general and administrative expense was $0.1 million, respectively, for the period from September 1, 2021 to December 31, 2021 (Successor). As of December 31, 2021 (Successor), unrecognized stock-based compensation expense related to the unvested portion of the PUs and EAUs was approximately $1.4 million and was expected to be recognized over approximately 4 years.

In addition to the MEP, the Business also granted a cash bonus award under a Long Term Incentive Cash Program (“Bonus Program”). This bonus award vests 25% annually over a period of four years on August 31 each year. The compensation expense for dedicated employees related to the cash bonus award included in Cost of revenues and Selling, general and administrative expense was $0.1 million and $0.3 million for the period from September 1, 2021 to December 31, 2021, respectively.

We recognized tax benefits on stock-based compensation expense related to the awards above in the Successor period, which are reflected in the Benefit (provision) for income taxes in the Combined Statements of Operations and Comprehensive Loss, of $2.0 million for the period from September 1, 2021 to December 31, 2021 (Successor).

Note 13. Comprehensive Income (Loss)

Comprehensive income consists of net income and other gains and losses affecting equity that, under GAAP, are excluded from net income. Significant changes in the components of Other comprehensive loss net of benefit for income taxes are described below.

Changes in the balances of Accumulated other comprehensive income by component are as follows:

(dollars in thousands)

Foreign currency translation adjustments
Balance as of January 1, 2019 (Predecessor) (unaudited)	$28,819
Other comprehensive income	355

Balance as of December 31, 2019 (Predecessor) (unaudited)	29,174

Other comprehensive income	6,970

Balance as of December 31, 2020 (Predecessor)	36,144

Other comprehensive loss	(9,812)

Balance as of August 31, 2021 (Predecessor)	26,332

Balance as of September 1, 2021 (Successor)	—
Other comprehensive loss	(677)

Balance as of December 31, 2021 (Successor)	$(677)

There were no accumulated other comprehensive income amounts reclassified to net income in the periods presented.

Note 14. Income Taxes

The tax provisions have been prepared on a separate return basis as if the Business is a separate group of companies under common ownership. The operations have been combined as if Edgecast was filing on a consolidated basis for U.S., state and Non-U.S. income tax purposes, where allowable by law.

Components of (Loss) Before Benefit (Provision) for Income taxes are as follows:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Domestic	$(33,787)	$(61,307)	$(100,947)	$(132,459)
Foreign	(2,761)	3,230	(21,706)	(6,114)

Total	$(36,548)	$(58,077)	$(122,653)	$(138,573)

Components of Benefit (Provision) for Income Taxes are as follows:

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
Current:
Federal	$—	$—	$—	$—
Foreign	(659)	(630)	(483)	(1,516)
State and Local	—	—	—	—
Deferred:
Federal	7,127	(1,040)	501	11,108
Foreign	9	(1,498)	1,223	(25)
State and Local	2,317	(296)	123	3,691

Total Benefit (Provision) for Income Taxes	$8,794	$(3,464)	$1,364	$13,258

The following table reconciles the differences between the statutory federal income tax rate to the Business’ effective tax rate on net loss before income taxes.

Effective Tax Rate Reconciliation of the Business

(dollars in thousands)

	Successor	Predecessor
	Period from September 1, 2021 to December 31, 2021	Period from January 1, 2021 to August 31, 2021	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
				(Unaudited)
(Loss) before income taxes	$(36,548)	$(58,077)	$(122,653)	$(138,573)
Federal statutory rate	7,675	12,196	25,756	29,100
State income taxes, net of federal income tax benefits	1,652	2,486	4,044	6,666
Foreign Rate Differential	214	(104)	386	(45)
Change in Valuation Allowance	(349)	(18,459)	(28,481)	(21,573)
Other nondeductible expenses and other items	(222)	(36)	(341)	(890)
Effect of Foreign Operations	(176)	(617)	—	—
Rate Change	—	1,070	—	—
Benefit (provision) for income taxes	8,794	(3,464)	1,364	13,258

Effective Tax Rate	24.1%	(6.0)%	1.1%	9.6%

The effective income tax rate is calculated by dividing the Benefit (provision) for income taxes by Loss Before Benefit for Income Taxes. The effective income tax rate for all periods differs from the statutory rate primarily due to valuation allowances assessed against loss producing jurisdictions.

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. The Business did not operate as a standalone entity in the past and, accordingly, tax losses, receivables and other deferred tax assets included in the combined carve-out financial statements on a separate return basis may not be available upon separation of the Business from Parent.

Deferred taxes arise because of differences in the book and tax bases of certain assets and liabilities. Significant components of deferred tax assets and liabilities are as follows:

Deferred Assets (Liabilities) of the Business:

(dollars in thousands)

	Successor	Predecessor
	As of December 31, 2021	As of December 31, 2020
Deferred Income Tax Assets:
Employee benefits	$8,895	$9,091
Tax loss carry forwards	7,446	58,243
Other assets	770	191
Right-of-use liabilities	6,747	7,716

Total deferred income tax assets	23,858	75,241

Valuation allowance	(1,730)	(51,300)

Net Deferred Income Tax Assets	22,128	23,941

	Successor	Predecessor
	As of December 31, 2021	As of December 31, 2020
Deferred Income Tax Liabilities:
Intangibles	(16,918)	(6,386)
Property plant & equipment	(11,523)	(8,096)
Other liabilities	(2,859)	(2,966)
Right-of-use assets	(6,729)	(6,576)

Total deferred income tax liabilities	(38,029)	(24,024)

Net Deferred Income Tax Liabilities	$(15,901)	$ (83)

As of December 31, 2021, undistributed earnings of our foreign subsidiaries indefinitely invested outside the U.S. amount to approximately $11.1 million. We have not provided U.S. deferred taxes on these undistributed earnings because we intend that they will remain indefinitely reinvested outside the U.S. and therefore unavailable for use in funding U.S. operations. Determination of the amount of unrecognized deferred taxes to these undistributed earnings is not practicable, however, any deferred taxes would be immaterial due to U.S. tax provisions for related party dividends and/or the availability to consider foreign tax credits.

The Business had approximately $29.1 million and $231.8 million loss and credit carryforwards for income tax purposes as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor), respectively, that primarily relate to federal, state, and foreign taxes. Of these net after-tax loss and credit carryforwards, approximately $0.8 million will expire between 2025 and 2039 and approximately $28.3 million may be carried forward indefinitely as of December 31, 2021 (Successor).

We regularly evaluate the recoverability of our deferred tax assets and establish a valuation allowance, if necessary, to reduce the deferred tax assets to an amount that is more likely than not to be realized (a likelihood of more than 50 percent). Significant judgment is required to determine whether a valuation allowance is necessary and the amount of such valuation allowance. In assessing the recoverability of our deferred tax assets at December 31, 2021 (Successor), we considered all available evidence, including the nature of financial statement losses and reversing taxable temporary differences. The total valuation allowance as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor) was approximately $1.7 million and $51.3 million, respectively. The valuation allowance relates primarily to certain net operating loss carryforwards and deductible temporary differences for which we have concluded it is more-likely-than-not that these items will not be realized in the ordinary course of operations.

Unrecognized Tax Benefits

The Business and/or its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, local, and foreign jurisdictions. In certain jurisdictions, the Predecessor Business’ operations are included in combined tax returns with the Parent. The Parent and/or its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state, local and foreign jurisdictions. Prior to the Apollo transaction the business was included in the consolidated tax filings of Verizon. The IRS is currently examining Verizon’s U.S. income tax returns for the tax year 2017 which included the Business’ operations. Tax controversies are ongoing for tax years as early as 2007. No unrecognized tax benefits or related interest and penalties were recorded as of December 31, 2021 (Successor) or December 31, 2020 (Predecessor). No unrecognized tax benefits were recorded in the Successor period. Per the terms of the transaction between Apollo and Verizon, Verizon is responsible for all pre-closing tax liabilities.

Note 15. Commitments and Contingencies

Legal

In the ordinary course of business, the Business is involved in various commercial litigation and regulatory proceedings at the state and federal level. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Business establishes an accrual. Management does not believe claims and legal actions arising in the ordinary course of business are likely to have a material adverse effect on the Business’ combined balance sheets, statements of operations, or cash flows.

Commitments

We have various commitments, totaling $5.1 million, primarily to purchase bandwidth and cloud services, which will be used or sold in the ordinary course of business, from a variety of suppliers. Of this total amount, $4.4 million is attributable to 2022 and $0.7 million is attributable to 2023 through 2024. No commitments from 2024 onwards. These amounts do not represent our entire anticipated purchases in the future but represent only those items that are the subject of contractual obligations. Our commitments are generally determined based on the noncancelable quantities or termination amounts.

Self-Insured Medical Benefits

Both Verizon and Yahoo! have insured the Business for substantially all of the medical expenses and benefits of its employees in the Predecessor and Successor periods, respectively. The reserve for medical benefits primarily reflects the current estimate of incurred but not reported losses based upon an annual actuarial calculation as of the balance sheet date. The Business recorded its reserve for self-insured medical benefits of $0.8 million and $0.7 million as of December 31, 2021 (Successor) and December 31, 2020 (Predecessor), respectively, in the Business’ accompanying Combined Balance Sheets.

Letters of Credit

As of December 31, 2021 (Successor) and December 31, 2020 (Predecessor), the Business has off-balance sheet credit exposure for outstanding letters of credit of approximately $0.1 million and $0.1 million, respectively, which were executed in the normal course of business and support several financing arrangements and payment obligations to third parties. These letters of credit have not been drawn upon.

Tax Reserve Release

The Business had tax reserves related to value-added tax. Upon expiration of these reserves, the Business includes the release in Selling, general and administrative expense. The Business recorded approximately $13.2 million, $3.9 million, and $4.4 million for the period from January 1, 2021 to August 31, 2021 (Predecessor), and for the years ended December 31, 2020 (Predecessor) and 2019 (Predecessor), respectively.

Note 16. Subsequent Events

In accordance with the provisions of ASC 855, Subsequent Events, the Business evaluated all material events subsequent to the balance sheet date through March 15, 2022, the date of issuance, for events requiring disclosure or recognition in the Business’ audited combined financial statements.

On March 6, 2022 College Parent L.P. entered into a Stock Purchase Agreement with Limelight Networks, Inc. (“Limelight”), pursuant to which Limelight would acquire the Business for an initial purchase price of approximately $270.0 million in shares of its common stock, subject to certain customary adjustments. In addition to the initial purchase price, the transaction includes contingent additional payments of up to $100.0 million based on the future performance of Limelight. In conjunction with the transaction College Parent L.P. will purchase $30.0 million in Limelight shares. The sale is subject to customary regulatory approvals and closing conditions and is expected to close in the second half of this year.

There were no other recognized or unrecognized subsequent events that would require an adjustment or additional disclosure in these combined financial statements.